                            ViroPharma Incorporated
                    Reports Third Quarter Financial Results

Exton, PA October 29, 2001. ViroPharma Incorporated (Nasdaq: VPHM) reported today financial results for the third quarter ended September 30, 2001.

For the quarter ended September 30, 2001, ViroPharma reported a net loss of $20.9 million compared to a net loss of $12.7 million for the same period in 2000. Net loss per share allocable to common stockholders for the quarter ended September 30, 2001 was $1.12 per share, basic and diluted, compared to $0.85 per share, basic and diluted for the same period in 2000. In each of the quarters ended September 30, 2001 and 2000, the company earned license fee revenue of $.25 million in connection with its hepatitis C collaboration with Wyeth-Ayerst Research Laboratories. In the quarter ended September 30, 2001, the company earned license fee revenue of $.1 million in connection with its Picovir(TM) collaboration with Aventis Pharmaceuticals Inc., which was entered into in September 2001. Research and development expenses for the third quarter of 2001
were $12.3 million compared to $12.2 million for the same period in 2000.   In
the third quarter of 2001, the company submitted a new drug application (NDA) for Picovir(TM), its lead product candidate, for the treatment of viral respiratory infection (VRI) in adults, which was accepted for review by the U.S Food and Drug Administration in September 2001. In addition, the company continued manufacturing validation batches of Picovir(TM) and commenced additional clinical trials for Picovir(TM) for the treatment of pediatric VRI and for the prophylaxis of VRI in healthy adults. In the third quarter of 2001, the company also was conducting two-phase 2a studies for the treatment of hepatitis C. No such studies were being conducted in the third quarter of 2000. The company also increased its efforts in discovery research in the third quarter of 2001 compared to the third quarter of 2000.

Sales and marketing expenses in the third quarter of 2001 were $4.2 million compared to $.3 million for the third quarter of 2000. This increase reflects the company's significant investments in pre-launch activities, including medical education, brand development and market research for Picovir(TM), as well as initial investments in the development of a sales force that is expected to sell two Aventis products in the first quarter of 2002. General and administrative expenses for the third quarter of 2001 were $4.5 million compared to $1.5 million for the same period in 2000. The increase in general and administrative expenses is primarily due to costs associated with the completion of the collaboration agreement with Aventis, and employee related expenses. As of September 30, 2001 the company had approximately $183.6 million in cash, cash equivalents and short-term investments.

For the nine-month period ended September 30, 2001, ViroPharma reported a net loss of $61.7 million compared to a net loss of $24.9 million for the same period in 2000. During the nine-months ended September 30, 2001, the company incurred a non-cash charge of $16.5 million resulting from the issuance of 750,000 shares of common stock to Sanofi-Synthelabo in the first quarter of 2001 in exchange for the expansion of the company's intellectual property rights related to Picovir(TM). Net loss per share allocable to common stockholders for the nine-month period ended September 30, 2001 was $3.58 per share, basic and diluted, compared to $1.68 per share, basic and diluted, for the same period in 2000. In the nine-month period ended September 30, 2001, the company earned license fee and milestone revenue of $2.75 million in connection with the hepatitis C collaboration with Wyeth-Ayerst Research Laboratories compared to $1.75 during the same period in 2000. Research and development expenses for the nine-month period ended September 30, 2001 were $31.2 million compared to $22.9 million for the same period in 2000. The increase in research and development expenses for the nine-months ended September 30, 2001 over the same period for 2000 was due primarily to the completion of two phase 3 clinical trials for Picovir(TM) for the treatment of VRI in adults, the preparation and submission of the company's NDA for Picovir(TM), its lead product candidate, for the treatment of VRI in adults, manufacturing of validation batches of Picovir(TM) and the completion of all clinical and preclinical studies included in the NDA. Also, in the nine-month period ended September 30, 2001, the company initiated additional clinical trials with Picovir(TM) for the treatment of pediatric VRI and for the prophylaxis of VRI in healthy adults. The company also was conducting two phase 2a studies for the treatment of hepatitis C and completed one phase 1 study for the treatment of RSV disease. During the nine-month period ended September 30, 2001, the company increased its efforts in discovery research compared to the same period of 2000. Sales and marketing expenses in the nine-months ended September 30, 2001 were $8.1 million compared to $1.3
million for the same period of 2000.   This increase reflects the company's
significant investments in pre-launch activities, including medical education, brand development and market research for Picovir(TM), as well as initial investments in the development of a sales force that is expected to sell two Aventis products in the first quarter of 2002. General and administrative expenses were $9.3 million in the nine-months ended September 30, 2001 compared to $4.4 million for the same period of 2000. The increase in general and administrative expenses is primarily due to costs associated with the completion of the collaboration agreement with Aventis and employee related expenses.

ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. The company is focused on drug development and discovery activities in viral diseases including viral respiratory infection (VRI), hepatitis C and RSV disease. ViroPharma's most advanced product candidate, Picovir(TM), is in clinical development for the treatment of picornavirus diseases, and is the subject of a new drug application
(NDA) that recently was accepted for review by the U.S. Food and Drug Administration for the treatment of VRI in adults. ViroPharma also has product candidates in clinical trials for the treatment of hepatitis C and RSV diseases.

                                    #  #  #

(in thousands, except per share data)

                                               Three-months ended         Nine-months ended
                                                  September 30,              September 30,
                                             -----------------------   -----------------------
                                                2000         2001         2000         2001
                                             ----------   ----------   ----------   ----------
Revenue                                      $      250   $      346   $    1,750   $    2,846
                                             ----------   ----------   ----------   ----------

Operating expenses:
Research and development                         12,173       12,340       22,946       31,241
Acquisition of technology rights                                                        16,500
Sales & marketing                                   276        4,208        1,280        8,085
General and administrative                        1,488        4,482        4,443        9,256
                                             ----------   ----------   ----------   ----------

Total operating expenses                         13,937       21,030       28,669       65,082
                                             ----------   ----------   ----------   ----------
Interest income                                   3,889        2,744        8,901        9,289
Interest expense                                  2,926        2,912        6,866        8,707
                                             ----------   ----------   ----------   ----------

Net loss                                     $  (12,724)  $  (20,852)  $  (24,884)  $  (61,654)
                                             ==========   ==========   ==========   ==========

Net loss allocable to common stockholders    $  (12,906)  $  (20,852)  $  (25,429)  $  (61,999)
                                             ==========   ==========   ==========   ==========

Net loss per share: basic and diluted             (0.84)       (1.12)       (1.64)       (3.56)

Net loss per share allocable to common
 shareholders: basic and diluted                  (0.85)       (1.12)       (1.68)       (3.58)

Shares used in computing net loss per share:
 basic and diluted                               15,210       18,612       15,168       17,311
                                             ==========   ==========   ==========   ==========


Balance Sheets: (in thousands)

                                             December 31,   September 20,
                                                 2000           2001
                                             ------------   -------------

Cash, cash equivalents and short-term
 investments                                 $  203,335      $  183,569
Working capital                                 196,280         173,948
Total assets                                    222,439         202,124
Long-term debt                                  180,325         180,175
Total stockholders' equity (deficit)             23,987         (20,606)